FORM 5                                       ---------------------------------
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    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
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                                             ---------------------------------




                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940



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1. Name and Address of Reporting Person*

Ehrlich                Burtt             R.
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   (Last)             (First)         (Middle)

2 Soundview Drive
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                      (Street)

Greenwich               CT            06830
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   (City)             (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Armor Holdings, Inc. (AH)

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

December 31, 2000

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] Director
   [ ] Officer (give title below)
   [ ] 10% Owner
   [ ] Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Law)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

                    TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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          1.                2.           3.                     4.                       5.             6.               7.
---------------------    --------    ----------   ------------------------------    -----------   -------------    -------------
                                                                                    Amount of
                                                                                    Securities
                         Trans-      Trans-                                         Beneficially
                         action      action          Securities Acquired (A)        Owned at      Ownership        Nature
                         Date        Code            or Disposed of (D)             End of        Form:            Indirect
Title of                 (Month/     (Instr. 8)   ----------------------------      Month         (D) Direct or    Beneficial
Security                  Day/       ----------     Amount    (A) or    Price       (Instr.       (I) Indirect     Ownership
(Instr. 3)                Year)      Code   V                   (D)                 3 and 4)      (Instr. 4)       (Instr. 4)
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Common Stock, $0.01
par value per share                                                                   163,000        D
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Common Stock, $0.01                                                                                                Trust f/b/o
par value per share                                                                    25,600        I             Children
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Common Stock, $0.01
par value per share                                                                    13,400        I             By Children
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Common Stock, $0.01
par value per share                                                                       400        I             Spouse's IRA
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                     TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g. puts, calls, warrants, options, convertible securities)

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     1.        2.       3.         4.         5.             6.                 7.           8.         9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------  ----------  --------- ----------
                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Date/    --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code      (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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Stock
Options
(Right to                                                                 Common
Buy (1)      $3.75                                       (2)      1/06    Stock   75,000           75,000       D
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Stock
Options
(Right to                                                                 Common
Buy (3)     $9.6875                                      (2)       6/09   Stock   10,000           10,000       D
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Stock
Options
(Right to                                                                 Common
Buy (3)     $13.19    6/15/00   A         10,000         (2)    6/15/10   Stock   10,000           10,000       D
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EXPLANATION OF RESPONSES:

(1) Granted pursuant to the Armor Holdings, Inc. 1996 Option Plan.
(2) Presently exercisable.
(3) Granted pursuant to the Armor Holdings, Inc. 1999 Stock Incentive Plan.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

               /s/ Burtt R. Ehrlich                               2/8/01
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               ** Signature of Reporting Person                    Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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